Exhibit 99.1

FOR IMMEDIATE RELEASE

GNC Holdings, Inc. Reprices Term Loan

PITTSBURGH, October 2, 2012 – GNC Holdings, Inc. (NYSE: GNC, the “Company”), a leading global specialty retailer of nutritional products, today announced that is has completed the repricing of its term loan.  Under the new terms, the loan bears interest at a rate per annum equal to the sum of the greater of the applicable Adjusted LIBO Rate and 1.00% plus the applicable margin of 2.75%.  The previous terms were for a rate equal to the sum of the greater of the applicable Adjusted LIBO Rate and 1.25% plus the applicable margin of 3.00%.  In connection with this repricing, lenders will receive a 1% premium if the Company consummates a “repricing transaction” within one year.  All other terms remain unchanged.

About Us

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of June 30, 2012, GNC has more than 7,800 locations, of which more than 6,000 retail locations are in the United States (including 933 franchise and 2,157 Rite Aid franchise store-within-a-store locations) and franchise operations in 55 countries (including distribution centers where retail sales are made).  The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  GNC’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total LeanTM, Pro Performance®, Pro Performance® AMP, Beyond Raw®, and under nationally recognized third party brands.

Contacts:

Investors:	Michael M. Nuzzo, Executive Vice President and CFO
(412) 288-2029, or

Dennis Magulick, Senior Director - Treasury & Investor Relations
(412) 288-4632

SOURCE:	GNC Holdings, Inc.
Web site:	http://www.gnc.com/